SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

☐	Preliminary Proxy Statement	☐	Confidential For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☒	Definitive Proxy Statement
☐	Soliciting Material Pursuant to §240.14a-12

WELLCHOICE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear WellChoice Stockholder:

On Wednesday, May 18, 2005, WellChoice, Inc. will hold its 2005 Annual Meeting of Stockholders at the Hilton Times Square, 234 West 42nd Street, New York, New York. The meeting will begin at 10:00 a.m. local time.

Only holders of our common stock and the holder of the one share of our Class B common stock as of the close of business on March 25, 2005 can vote at this meeting or any adjournments that may take place. A list of the stockholders entitled to vote at the meeting will be available for inspection for ten days preceding the meeting at WellChoice’s headquarters at 11 West 42nd Street, New York, New York 10036 and will be available for inspection at the meeting itself. At the meeting we will consider:

1.	Election of five Class III directors to serve until the 2008 Annual Meeting of Stockholders;

2.	Ratification of the reappointment of Ernst & Young LLP as our independent auditors for 2005; and

3.	Any other business properly presented at the meeting.

A proxy statement describing the matters to be considered at the meeting is attached to this notice. We have also enclosed a copy of our 2004 Annual Report to Stockholders.

Your Board of Directors recommends that you vote in favor of proposals 1 and 2 above as further outlined in the attached proxy statement. The proxy statement also provides information relating to our corporate governance principles and Board matters, discusses our compensation practices and philosophy, and describes our Audit Committee’s recommendation to the Board regarding our 2004 financial statements. We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

By Order of the Board of Directors,

/s/ SETH I. TRUWIT
Seth I. Truwit Corporate Secretary

March 25, 2005

(i)

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of WellChoice, Inc. to be voted at the Annual Meeting of Stockholders to he held at the Hilton Times Square, 234 West 42nd Street, New York, New York on Wednesday, May 18, 2005 at 10:00 a.m. local time, and at any adjournments or postponements thereof.

This proxy statement is dated March 25, 2005 and is being first mailed to stockholders on or about April 7, 2005 together with the proxy card and a copy of WellChoice’s 2004 Annual Report to Stockholders. For further information about WellChoice, please visit our website, www.wellchoice.com.

QUESTIONS AND ANSWERS

The following questions and answers highlight selected information from this proxy statement and may not contain all the information that is important to you. We encourage you to read this entire document carefully.

Except where context otherwise indicates, the terms “WellChoice,” “Company,” “we,” “us” and “our” refer to WellChoice, Inc., a Delaware corporation.

Our subsidiary, Empire HealthChoice Assurance, Inc. is the for-profit successor of Empire HealthChoice, Inc., a not-for-profit corporation that converted to for-profit status in November 2002 under an amended plan of conversion approved by the New York State Superintendent of Insurance. Prior to the conversion, Empire HealthChoice, Inc. was our parent company. When we refer to “HealthChoice” in this document, we mean Empire HealthChoice, Inc. prior to the conversion and when we refer to “Empire,” we mean Empire HealthChoice Assurance, Inc. following the conversion.

1.	Q:	Who is entitled to vote?

	A:	Stockholders as of the close of business on the record date, March 25, 2005, are entitled to vote at the Annual Meeting.

2.	Q:	What may I vote on?

	A:	At the meeting we will consider the following proposals:

(1) The election of five Class III directors; and

(2) The ratification of the reappointment of Ernst & Young LLP as WellChoice’s independent auditors for 2005.

Each of these matters is discussed in further detail in the “Proposals On Which You May Vote” section of this proxy statement.

3.	Q:	How does the Board recommend I vote on the proposals?

	A:	The Board recommends that you vote FOR each of the proposals listed in Question 2 above.

4.	Q:	How do I cast my vote?

	A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	marking, signing, dating, and mailing each proxy card or voting instruction card and returning it in the envelope provided. If you return your signed proxy or voting instruction card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the first two proposals;

(2) telephone, using the toll-free number listed on each voting instruction card (if your shares are held by a bank or broker);

(3) the Internet, at the address provided on each voting instruction card (if your shares are held by a bank or broker); or

(4) attending the meeting (if your shares are registered directly in your name on WellChoice’s books and not held through a broker, bank or other nominee).

If you are a stockholder of record (that is, if you hold a paper certificate instead of holding shares electronically in your brokerage account), you cannot vote by telephone or electronically through the
Internet because we have not instituted a mechanism for telephone or electronic voting for record holders.

If your shares are held in “street name” (that is, if they are held in the name of a broker, bank or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please check your voting instruction card to determine whether you will be able to vote by telephone or electronically.

5.	Q:	How do I revoke or change my vote?

	A:	To revoke or change your vote:

(1) notify WellChoice’s Corporate Secretary in writing at any time before the meeting;

(2) submit a later dated proxy by mail or, if your shares are held in “street name,” by mail, telephone or via the Internet; or

(3) vote in person at the meeting (if your shares are registered directly in your name on WellChoice’s books and not held through a broker, bank or other nominee).

The latest dated, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

6.	Q:	What shares are included on the proxy or voting instruction card(s)?

	A:	The shares on your proxy or voting instruction card(s) represent those shares registered directly in your name.

7.	Q:	What does it mean if I get more than one proxy or voting instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or, if you hold your shares in street name, vote by telephone or the Internet) to ensure that all of your shares are voted.

8.	Q:	How many shares can vote?

A:	As of the March 25, 2005 record date, 84,061,172 shares of WellChoice common stock and one share of WellChoice Class B common stock were issued and outstanding. Every holder of common stock and Class B common stock is entitled to one vote for each share held as of the record date.

9.	Q:	What is a “quorum” and how are votes counted?

A:	A “quorum” is a majority of the outstanding shares at the close of business on the record date. The holders of shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a timely, properly executed proxy or voting instruction card, then you will be considered part of the quorum, even if you abstain from voting. If a quorum is present, the plurality vote of the total votes cast by the holders of common stock and the holder of the one share of Class B common stock is required to elect the five Class III Directors. The ratification of the reappointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2005 will require the affirmative vote of a majority of the total votes cast on the proposal.

Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A
WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present for quorum purposes.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder and
(2) the broker lacks the authority to vote the shares at his/her discretion. Broker non-votes are counted as shares present for quorum purposes, but do not count as votes FOR or AGAINST a proposal.

10.	Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2005 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual
Meeting, your signed proxy or voting instruction card, or your authenticated Internet or telephone proxy gives authority to Michael A. Stocker, M.D., WellChoice’s Chief Executive Officer and
President, John Remshard, WellChoice’s Senior Vice President and Chief Financial Officer, and
Linda V. Tiano, WellChoice’s Senior Vice President and General Counsel, to vote on such matters at their discretion.

11.	Q:	Does any stockholder own more than 5% of WellChoice’s common stock?

	A:	Yes. As of the record date, the following stockholder reported the following ownership of WellChoice’s common stock:

		Stockholder Name and Address	Shares		Percent of Outstanding Shares

		New York Public Asset Fund c/o LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, New York 10019-5389 Attn: Alexander M. Dye	52,001,903	(1)	61.9%

(1)	Based upon its Schedule 13G/A filed on February 14, 2005, The New York Public Asset Fund, or the Fund, is the record owner of 4,174,521 of such shares of common stock, and The Bank of New York, as Trustee, under the Voting Trust and Divestiture Agreement dated November 7, 2002 by and among WellChoice, the Fund and the Trustee, is the record owner of 47,827,382 of such shares of common stock, which it holds for the benefit of the Fund. The Fund also owns the one share of our Class B common stock. The address of the Trustee is The Bank of New York, Corporate Trust Division, 101 Barclay Street, New York, NY 10286. The Voting Trust and Divestiture Agreement terminates when the Fund owns less than 5% of our issued and outstanding shares of capital stock (or, if earlier, upon the permanent termination of our Blue Cross and Blue Shield Association licenses).

The Trustee (whose fees are paid by us) will vote the shares of common stock owned by the Fund that are held in the voting trust for nominees for director as approved by a majority of the independent members of our Board. The Trustee will vote against any nominee for director for whom no competing candidate has been nominated or selected by a majority of the independent members of our Board.

Regarding employee compensation plans for which stockholder approval is sought or a precatory stockholder proposal (that is, an advisory proposal made by a stockholder pursuant to Rule 14a-8 under the Securities Exchange Act that merely recommends or requests that we or our Board take certain actions), the Trustee will vote all the shares of common stock owned by the Fund which are held in the voting trust in the same proportions as the shares voted by all holders of our common stock, other than the voting trust, the Fund and directors, officers, trustees of any of our employee benefit plans and any such plans of affiliates of our Company. Unless initiated by or with the consent of a majority of the independent members of our Board, the Trustee will vote against removal of any of our directors.

On change of control proposals submitted to stockholders by our Board, the Trustee will vote all the shares of common stock owned by the Fund that are held in the voting trust in accordance with the direction of the Fund, in its sole discretion. As defined in the Voting Trust and Divestiture Agreement, a change of control proposal means any transaction that, if consummated in accordance with its terms, would result in the holders of the Company’s voting stock immediately prior to such transaction owning less than 50.1% of the outstanding voting securities of the Company (or if not the Company, the surviving company in the transaction).

On all other matters the Trustee will vote as recommended by a majority of the independent members of our Board.

Our certificate of incorporation contains ownership limitations that are required under the terms of our license agreements with the Blue Cross and Blue Shield Association. The Blue Cross and Blue Shield Association ownership limits restrict “beneficial ownership” of our voting capital stock to less than 10% for “institutional investors” and less than 5% for “noninstitutional investors,” as those terms are defined in our certificate of incorporation. In addition, no person may beneficially own shares of our common stock or other equity securities, or a combination thereof, representing a 20% or more ownership interest, whether voting or non-voting, in our Company. The Blue Cross and Blue Shield Association agreed to waive the ownership limitations for the Fund, because the Fund agreed to the terms of the Voting Trust and Divestiture Agreement. An independent majority of our Board has the right to change the percentage ownership limits with the prior approval of the Blue Cross and Blue Shield Association. Otherwise, this provision in our certificate of incorporation cannot be changed without the vote of holders of at least 75% of our common stock voting as a single class.

The Fund must sell the shares deposited in the voting trust so that it:

— owns less than 50% of our outstanding shares of capital stock by November 14, 2005, subject to extension;

— owns less than 20% of our outstanding shares of capital stock by November 14, 2007, subject to extension; and

— owns less than 5% of our outstanding shares of capital stock by November 14, 2012, subject to extension.

The Blue Cross Blue Shield Association will have the sole and absolute authority and discretion to determine whether to grant an extension, except that the divestiture deadlines automatically extend for the length of blackout periods, if any, under the registration rights agreement between the Fund and us occurring within 180 days prior to the applicable deadline.

12.	Q:	How does the Fund vote its shares on the various proposals?

	A:	47,827,382 shares of the Fund’s shares of our common stock, which will equal approximately 56.9% of the outstanding shares of our common stock at the record date, are held in a voting trust. The trustee of the voting trust has agreed with us that the shares subject to the voting trust will be present for quorum purposes and, as provided by the voting trust and divestiture agreement, has agreed to vote those shares as follows:

• FOR the nominees for director approved by a majority of the independent members of our Board.

• FOR ratification of the reappointment of Ernst & Young LLP as our auditors for 2005 as recommended by a majority of the independent members of our Board.

The Fund may vote the 4,174,521 shares of Class A common stock and the one share of Class B common stock owned by it that are not subject to the voting trust in its discretion.

13.	Q:	When are the stockholder proposals for the 2006 Annual Meeting due?

	A:	Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2006 Annual Meeting of Stockholders must submit their proposals in writing to the Corporate Secretary, WellChoice, Inc., 11 West 42nd Street, New York, New York 10036 on or before December 31, 2005. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Stockholders who wish to make a proposal for inclusion in the company’s proxy materials relating to its 2006 Annual Meeting, other than pursuant to the SEC’s Rule 14a-8, must comply with advance notice and eligibility requirements contained in the Company’s Bylaws, including the requirement that the stockholder be a record holder on the record date for determining stockholders entitled to receive notice of and to vote at the 2006 Annual Meeting. For business to be properly brought before an annual meeting by a stockholder in such instance, the stockholder must have the legal right and authority to make the proposal for consideration at the meeting. In order to be timely, a stockholder’s written notice must be delivered to the Corporate Secretary at the address in the above paragraph not less than 90 days nor more than 120 days prior to the first anniversary of this Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 19, 2006 and no later than February 17, 2006.

However, if the date of our 2006 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of this meeting (i.e., before April 18, 2006 or after July 17, 2006), a written notice of a stockholder proposal will be considered timely if delivered on or prior to the 10th day following the date on which we publicly announce the date of the 2006 Annual Meeting. Also, if the number of directors to be elected to the Board of Directors is increased and we do not make a public announcement which names all of the nominees for director or which specifies the size of the increased Board of Directors on or before February 8, 2006, written notice of the nomination by a stockholder of candidate(s) for election to the expanded positions must be received not later than the 10th day following the day on which we make the public announcement of the additional nominees or the increase in the number of directors to be elected. Any proposals received after these dates will be considered untimely and may be excluded from the proxy materials. The specific requirements of these advance notice and eligibility provisions are set forth in Sections 2.14, 2.15 and 3.4 of the Company’s By-laws, a copy of which is available upon request. Such request should be sent to the Secretary of the Company at its principal executive offices at the address above.

14.	Q:	How may this proxy be solicited and who is bearing the cost of this proxy solicitation?

	A:	Proxies may be solicited on behalf of the Board by mail, telephone and telecopy or in person and the Company will pay the solicitation costs, which include the cost of printing and the distribution of proxy materials and the solicitation of votes. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

15.	Q:	How may I communicate with the members of WellChoice’s Board of Directors?

	A:	You may send communications to WellChoice’s Board of Directors, to the non-management members of the Board or to an individual Board member by directing an e-mail to boardofdirectors@wellchoice.com or by sending a letter to WellChoice, Inc., 11 West 42nd Street, New York, New York 10036, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials, in the discretion of the Secretary, may not be forwarded to Directors.

16.	Q:	Do you require Board members to attend the Annual Meeting? Which Board members attended last year’s Annual Meeting?

	A:	Board members are not required to attend Annual Meetings but their attendance is strongly encouraged. Fourteen members of our Board of Directors attended our 2004 Annual Meeting.

PROPOSALS ON WHICH YOU MAY VOTE

1. Election of Directors

Under our Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors (Classes I, II and III), each of which has a three-year term. The Class III Directors have a term expiring at this Meeting, the Class I Directors have a term expiring at the 2006 Annual Meeting of Stockholders and the Class II Directors have a term expiring at the 2007 Annual Meeting of Stockholders. Members of the Board of Directors are elected at the annual meeting of stockholders to serve for a term of three years or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office. The election of directors is by plurality vote.

Our Certificate of Incorporation provides that the number of directors will be fixed from time to time exclusively by an “independent board majority,” but shall consist of not more than 19 nor less than five directors. Our Board of Directors currently has 13 members.

“Independent board majority” means a group of directors comprised of (1) a majority of all directors who qualify as independent directors (as that term is defined in our Certificate of Incorporation) at the time of such determination, and (2) a majority of all directors at the time of such determination.

Only the independent board majority is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. Directors will only be removable for cause upon approval by an affirmative vote of the holders of at least 75% of the shares entitled to vote at an election of directors. In addition, pursuant to the New York insurance laws, members of our Board of Directors are subject to the review of the Superintendent of Insurance, who is authorized to remove any director if he or she is deemed untrustworthy.

In addition, under our By-Laws, as amended on March 24, 2004, upon reaching the age of 72, unless otherwise determined by the Board, an incumbent director will no longer be eligible for renomination by our Board of Directors to serve for an additional term, provided that any such director may continue to serve for the remainder of his or her current term. Furthermore, unless otherwise determined by the Board, any person who, if elected to the Board of Directors, would be 72 years or older at the time of such election, will not be eligible for nomination by our Board of Directors or stockholders.

Our Class III directors, John F. McGillicuddy, Frederick O. Terrell, John R. Gunn, Hermes L. Ames, III, and Louis R. Tomson have terms expiring on the date of this Meeting.

Our Class I directors, Michael A. Stocker, M.D., Peter Hutchings, Robert R. McMillan, Susan L. Malley, Ph.D., and John E. Zuccotti, have terms expiring on the date of the 2006 Annual Meeting of Stockholders.

Our Class II directors, Faye Wattleton, Stephen Scheidt, M.D., and Edward J. Malloy, have terms expiring on the date of the 2007 Annual Meeting of Shareholders.

The nominees for election as Class III directors are: John F. McGillicuddy, Frederick O. Terrell, John R. Gunn, Hermes L. Ames, III and Louis R. Tomson, all of whom currently serve on the Board. In nominating Chairman McGillicuddy for reelection, the Board waived the requirement that an incumbent director who is at least 72 years of age no longer be eligible for renomination. Detailed information on each nominee is provided on pages 10 and 11 and additional information regarding the Board of Directors is provided on pages 11 and 12. In the event any nominee should become unavailable for election for any presently unforeseen reason, it is intended that the proxies will be voted for such substitute nominee as may be designated by the independent board majority.

Our certificate of incorporation requires that a majority of the members of the whole Board be “independent directors,” within the meaning of our director independence standards which reflect New York Stock Exchange director independence standards as currently in effect. As part of our plan of conversion and under the terms of our voting trust and divestiture agreement with the Fund, we have agreed that at least 71% of our Board members will be independent under the rules of the New York Stock Exchange until no earlier than November 14, 2008. As more fully discussed under the section of this Proxy Statement captioned “Corporate Governance Principles and Board Matters—Board Independence,” the Board of Directors has affirmatively determined that 10 of our 13 directors, or 77% of the Board members, are “independent” as that term is defined in our certificate of incorporation and based on the New York Stock Exchange rules.

If a quorum is present, a plurality vote of the total votes cast by the holders of common stock is required to elect the five (5) Class III Directors.

The Independent Board Majority unanimously recommends a vote FOR each of these directors.

2. Ratification of the Reappointment of Ernst & Young LLP as Independent Auditors for 2005

The Audit Committee has recommended, and the Board has approved, the reappointment of Ernst & Young LLP as our independent auditors for 2005 subject to your approval. Ernst & Young LLP has served as our independent auditors since 1993. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so. The work performed by Ernst & Young LLP during 2003 and 2004 and the related fees and expenses are set forth below.

As required by the Sarbanes-Oxley Act of 2002, subject to certain de minimis exceptions, the Audit Committee must pre-approve the services rendered by the independent auditors to WellChoice. All requests to the Audit Committee for advance approval of audit, audit-related or permissible tax or other non-audit-related services to be provided by the independent auditors must: (1) be submitted jointly by the independent auditors and the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel or other officer designated by the Audit Committee; (2) include a detailed description of the services to be provided and the proposed fees for such services; and (3) include a joint statement that the request is consistent with the SEC’s rules on auditor independence.

The Audit Committee has delegated authority to the Chairman of the Committee (or such other members of the Audit Committee as the Chairman of the Committee may designate from time to time) to pre-approve audit, audit-related, tax and other services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next scheduled meeting.

In 2004, the Audit Committee pre-approved all services rendered by Ernst & Young LLP.

a. Audit Fees

During 2003 and 2004, Ernst & Young LLP provided audit services to WellChoice consisting of the audit of our annual consolidated financial statements, audits of separate annual financial statements of WellChoice’s subsidiaries on a statutory basis, services provided in connection with a federal regulatory filing and reviews of our interim consolidated financial statements. Ernst & Young LLP also provided a comfort letter for our Registration Statement on Form S-3, filed with the Securities and Exchange Commission in June 2004.

b. Audit-Related Fees

During 2003 and 2004, Ernst & Young LLP provided various audit-related services to WellChoice and WellChoice’s subsidiaries, including Sarbanes-Oxley Act compliance assistance, audits of our Child Health Plus program, advice with respect to various insurance regulatory and contractual matters, a compliance review of our retirement and pension plans as well as performed a compliance audit of HEDIS, a set of standardized performance measures designed to ensure purchasers and customers have reliable comparison information of managed health care plans.

c. Tax Fees

During 2003 and 2004, Ernst & Young LLP provided various tax services, including coordination of an examination conducted by the IRS, review of tax deductibility of costs relating to HealthChoice’s conversion to for-profit status in 2002, and tax advisory and tax compliance services.

d. All Other Fees

Ernst & Young LLP did not perform any financial information system design or implementation work in 2003 or 2004.

The following table sets forth the fees and expenses billed by Ernst & Young LLP for each of the last two years for audit services and for the other three categories of services described above:

Description of Category Of Types of Services	2004	2003
Audit Services	$2,043,705	$1,000,911
Audit-Related Services	375,160	164,739
Tax Services	545,839	646,000
All Other Services	0	0

Total fees and expenses	$2,964,704	$1,811,650

The Board of Directors unanimously recommends a vote FOR the approval of Ernst & Young LLP’s appointment as independent auditors for 2005.

NOMINEES FOR AND MEMBERS OF THE BOARD OF DIRECTORS

CLASS III

DIRECTORS NOMINATED FOR TERMS EXPIRING IN 2008

John F. McGillicuddy	WellChoice Director since 2002 HealthChoice Director from 1993 to 2002

John F. McGillicuddy, age 74, has been a director of WellChoice since August 2002 and of HealthChoice from August 1993 to November 2002. Mr. McGillicuddy was elected as Chairman of the Board of WellChoice in May 2004, upon the retirement of Chairman Emeritus Philip Briggs. Mr. McGillicuddy also serves as a director of Kelso & Company. He served as Chairman of the Board and Chief Executive Officer of the Chemical Bank Corporation from January 1, 1992 until December 31, 1993. Previously, he was Chief Executive Officer of Manufacturers Hanover Trust Corp. from 1979 to 1991.

Frederick O. Terrell	WellChoice Director since 2002 HealthChoice Director from 2001 to 2002

Frederick O. Terrell, age 50, has been a director of WellChoice since August 2002 and of HealthChoice from April 2001 to November 2002. Mr. Terrell has been Managing Partner and Chief Executive Officer of Provender Capital Group, LLC, New York, New York since 1998 and has been General Partner of Provender Opportunities Fund L.P. since 1997. Provender Capital Group, LLC is a private investment firm based in New York. Provender Opportunities Fund L.P. is Provender Capital Group’s private equity investment fund vehicle. Mr. Terrell is a member of the board of directors of New York Life Insurance Company.

John R. Gunn	WellChoice Director since 2002 HealthChoice Director from 1993 to 2002

John R. Gunn, age 62, has been a director of WellChoice since August 2002 and of HealthChoice from March 1993 to November 2002. Since 1987, Mr. Gunn has served as the Executive Vice President and Chief Operating Officer of Memorial Sloan-Kettering Cancer Center, a cancer research and treatment center. From 1985 to 1987, Mr. Gunn served as Senior Vice President, Finance at Memorial Sloan-Kettering. From 1982 to 1985, he served as Vice President, Finance at Memorial Sloan-Kettering. Mr. Gunn serves on the boards of the Devereaux Foundation and the Greater New York Hospital Association.

Hermes L. Ames, III	WellChoice Director since 2002 HealthChoice Director from 1999 to 2002

Hermes L. Ames, III, age 58, has been a director of WellChoice since August 2002 and of HealthChoice from March 1999 to November 2002. Mr. Ames served as the President and CEO of Fleet National Bank’s Upstate NY region from 1995 until January 2004, where he was responsible for commercial banking activities in Upstate NY and Pittsburgh. From July 1972 until July 1995, Mr. Ames was employed by the Chase Manhattan Bank, where his last position was Regional Executive, Connecticut and Westchester. Mr. Ames serves on the Board and Executive Committee of the Center for Economic Growth.

Louis R. Tomson	WellChoice Director since 2003

Louis R. Tomson, age 64, has been a director of WellChoice since March 25, 2003. Since March 2003, Mr. Tomson has been the principal officer of Rad Consulting, Inc. (and its predecessor), a business consulting firm. From January 2002 until February 2003, Mr. Tomson served as President and Executive Director of the Lower Manhattan Development Corporation, an organization created in the aftermath of the 2001 terrorist attacks in New York City. From January 1999 to January 2002, Mr. Tomson was Senior Vice President of Corporate

Development of Plug Power, Inc., a developer of fuel cell technology. From April 1999 to September 2001, Mr. Tomson also served as the Chairman and Chief Executive Officer of the New York State Thruway Authority. From January 1995 to January 1999, Mr. Tomson was Deputy Secretary and subsequently First Deputy Secretary to New York State Governor George E. Pataki. In these roles, Mr. Tomson was responsible for policy development for the State’s 60-plus public authorities, including the New York Power Authority, the Metropolitan Transit Authority and others. Mr. Tomson was a partner in the law firm of Plunkett & Jaffe in New York City from 1992 to 1994.

CLASS I

DIRECTORS WHOSE TERMS EXPIRE IN 2006

Michael A. Stocker, M.D.	WellChoice Director since 2002 HealthChoice Director since 1994

Michael A. Stocker, M.D., age 63, has served as Chief Executive Officer and director of WellChoice since August 2002 and as its President since January 3, 2003. Dr. Stocker has served as Chief Executive Officer and Director of HealthChoice since October 1994 and served as President of HealthChoice from October 1994 to March 2001. From February 1993 to October 1994, Dr. Stocker was the President of CIGNA Healthplans. Dr. Stocker has also served as Executive Vice President, General Manager for the Greater New York Market of U.S. Healthcare.

Peter Hutchings	WellChoice Director since 2003

Peter Hutchings, age 61, has been a director of WellChoice since June 2003. Mr. Hutchings retired from Guardian Life Insurance Company in December 2001, after serving as its Executive Vice President and Chief Financial Officer from 1987 to 2001 and as President and Chief Executive Officer of Park Avenue Life Insurance Company, a reinsurance subsidiary of Guardian, from 1995 to December 2001. From 1983 to 1987, Mr. Hutchings was a partner of Kwasha Lipton, an employee benefit consulting firm, where he headed the flexible benefit practice and the firm’s emerging issues group. From 1973 to 1983, Mr. Hutchings was employed by Blue Cross and Blue Shield of Greater New York, a predecessor corporation to Empire, where he served initially, from 1973 to 1976, as Vice President and Chief Actuary and subsequently as Senior Vice President and Chief Financial Officer.

Susan L. Malley, Ph.D.	WellChoice Director since 2003

Susan L. Malley, Ph.D., age 56, has been a director of WellChoice since June 2003. Dr. Malley has served since 1995 as President and Chief Investment Officer of Malley Associates Capital Management, an asset management firm, which Dr. Malley founded. From 1995 to January 2001, Dr. Malley was also an Associate Professor of Finance at the Hofstra University School of Business. From 1990 until 1995, Dr. Malley was Chief Investment Officer of Citicorp Investment Services, a retail brokerage subsidiary of Citibank, N.A.

Robert R. McMillan	WellChoice Director since 2002 HealthChoice Director from 1994 to 2002

Robert R. McMillan, age 72, has been a director of WellChoice since August 2002 and of HealthChoice from December 1994 to November 2002. Mr. McMillan has been of counsel to the law firm of Bee, Ready, Fishbein, Hatter & Donovan since March 2005. Prior to that, he had been a partner of the law firm of Fischbein Badillo Wagner Harding and a predecessor firm since January 1991. He has served as the first non-physician member of the Board of Trustees of the American Medical Association since June 2002. As an employee of Avon Products, Inc., from April 1968 through April 1978 and October 1979 through January 1986, Mr. McMillan, among other responsibilities, was Corporate Vice President of the Asia Pacific Profit Center from January 1977 to April 1978.

John E. Zuccotti	WellChoice Director since 2002 HealthChoice Director from 1999 to 2002

John E. Zuccotti, age 67, has been a director of WellChoice since August 2002 and of HealthChoice from October 1999 to November 2002. Mr. Zuccotti has been Chairman of Brookfield Financial Properties, a real estate development company, since 1997. Since 1998, Mr. Zuccotti has also been Senior Counsel in the real estate department of Weil, Gotshal & Manges LLP. Mr. Zuccotti serves on the boards of seven of the Dreyfus funds of the Dreyfus Investment Corporation.

CLASS II

DIRECTORS WHOSE TERMS EXPIRE IN 2007

Faye Wattleton	WellChoice Director since 2002 HealthChoice Director from 1993 to 2002

Faye Wattleton, age 61, has been a director of WellChoice since August 2002 and of HealthChoice from August 1993 to November 2002. Ms. Wattleton has served as the president of the Center for the Advancement of Women since 1995. The Center for the Advancement of Women is a not-for-profit research, policy development and education institution and was created in 1995 under the name the Center for Gender Equality to advance women’s equality and full participation in society. Ms. Wattleton serves on the boards of directors of Savient Pharmaceuticals, formerly known as Bio-Technology Corp., Quidel Corporation and Columbia University.

Stephen S. Scheidt, M.D.	WellChoice Director since 2002 HealthChoice Director from 1994 to 1999 and from 2001 to 2002

Stephen S. Scheidt, M.D., age 65, has been a director of WellChoice since August 2002 and of HealthChoice from March 2001 to November 2002. Dr. Scheidt also served as a director of HealthChoice from March 1994 until October 1999. Dr. Scheidt is currently Director, Cardiology Training Program and Professor of Clinical Medicine at New York Weill-Cornell Medical Center, a position he has held since July 1982. He has held a variety of other positions at New York Weill-Cornell Medical Center since 1970, including Associate Dean for Student Affairs and Director of the Office of Continuing Medical Education. He also served as chairman of the New York County Health Services Review Organization (NYCHSRO) from 1981 to 1986 and has served as a director of the statewide peer review organization, the Empire State Foundation, and then the Island Peer Review Organization (IPRO) since 1986.

Edward J. Malloy	WellChoice Director since 2002 HealthChoice Director from 1997 to 2002

Edward J. Malloy, age 70, has been a director of WellChoice since August 2002 and of HealthChoice from May 1997 to November 2002 and previously served as director of HealthChoice from April 1984 to March 1996. Mr. Malloy has been the President of the Building and Construction Trades Council of Greater New York since 1992. Mr. Malloy has been a vice president of the New York State AFL-CIO since 1992.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics and Business Conduct: WellChoice is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. WellChoice’s Corporate Code of Ethics and Business Conduct and Supplementary Code of Ethics for Financial Professionals, which is applicable to our Chief Executive Officer, Chief Financial Officer and Controller and all other persons performing similar functions, are available at http://www.wellchoice.com/ethics_code. Our Corporate Governance Guidelines can be found at http://www.wellchoice.com/governance_guidelines. Copies of each of these documents may be obtained upon request, without charge, by contacting our Investor Relations Department at 212-476-7800 or by writing to us at WellChoice, Inc., 11 West 42nd St., New York, NY 10036, Attn: Senior Vice President, Communications.

❖	Board Independence: The Board of Directors has affirmatively determined that the following 10 members of the Board are “independent” as that term is defined in our certificate of incorporation and based on the New York Stock Exchange rules:

Hermes L. Ames, III

Peter Hutchings

Susan L. Malley, Ph.D.

Edward J. Malloy

John F. McGillicuddy

Robert R. McMillan

Frederick O. Terrell

Louis Tomson

Faye Wattleton

John Zuccotti.

The Board determined that each of these directors has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is not disqualified from being independent under Section 303A.02(b) of the New York Stock Exchange Listing Manual, or the Manual. The Board reviewed Mr. Zuccotti’s position as Senior Counsel in the real estate department of Weil, Gotshal & Manges LLP, a law firm that renders legal services to us, and concluded that he was not disqualified from being independent under Section 303A.02(b) of the Manual because the fees we paid Weil, Gotshal & Manges LLP in 2004 did not exceed the greater of $1,000,000 or 2% of this law firm’s gross revenues. Moreover, the Board determined that Mr. Zuccotti’s position as Senior Counsel to this firm did not constitute a material relationship affecting his independence principally because Mr. Zuccotti’s principal employment is as Chairman of Brookfield Financial Properties, a real estate development company.

Michael A. Stocker, M.D., John R. Gunn and Stephen Scheidt, M.D. are non-independent directors.

❖	Meetings of the Board of Directors: The WellChoice Board held 10 meetings during 2004. No director attended fewer than 75% of the aggregate number of meetings of the Board held during 2004 and the total number of meetings held by all committees of the Board during the period in 2004 in which he or she served on such committees. Executive sessions of non-management directors are held at least four times per year. The sessions are scheduled and chaired by the Chairman. Under the Board Guidelines, executive sessions with only the independent directors are conducted at least once per year and are scheduled and chaired by the Chairman.

❖	Committee Structure: The five standing committees of the Board are: the Committee on Director Affairs, the Compensation Committee, the Audit Committee, the Investment Committee and the Public Policy Committee. Members serve on these committees for one-year terms.

1. Committee on Director Affairs. The principal duties of our Committee on Director Affairs are as follows:

•	to recommend board action related to the discharge of the Board responsibilities with respect to board composition and corporate governance;

•	consistent with the duties of a “nominating committee,” to develop criteria for selecting qualified directors, identify individuals qualified to become directors and recommend candidates for nomination to the Board;

•	to develop, recommend to the Board and periodically review a set of governance guidelines;

•	to provide oversight of the evaluation of the Board;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the Board or applicable rules and regulations.

This committee also considers stockholder recommendations for candidates to the Board sent to the Corporate Secretary, WellChoice, Inc., 11 West 42nd Street, New York, New York 10036, in accordance with the procedures set forth in our Bylaws, as summarized in Question 13 of the “Questions and Answers” on page 5 of this proxy statement. A more detailed description of the Director Affairs process is described under “Consideration of Director Nominees” on page 16 of this proxy statement. The charter of the Committee on Director Affairs is available at http://www.wellchoice.com/director_affairs_charter. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 212-476-7800 or by writing to us at WellChoice, Inc., 11 West 42nd St., New York, NY 10036, Attn: Senior Vice President, Communications.

The members of our Committee on Director Affairs are Messrs. McGillicuddy, who is the chairman of the committee, and Zuccotti. During 2004, this committee held four meetings.

2. Compensation Committee. The principal duties of our Compensation Committee are as follows:

•	to recommend Board action related to the discharge of the Board responsibilities with respect to compensation of our executives and directors;

•	to produce an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable rules and regulations;

•	to review and approve corporate goals and objectives relevant to compensation of our chief executive officer, evaluate our chief executive officer’s performance against corporate goals and objectives and set our chief executive officer’s compensation based on this evaluation;

•	to provide oversight of the evaluation of senior management;

•	to recommend board action with respect to incentive compensation plans and equity-based plans;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the Board or applicable rules or regulations.

The members of our Compensation Committee are Messrs. McGillicuddy, who is the chairman of the committee, Malloy, and Ms. Wattleton. Our Compensation Committee met six times in 2004. The charter of the Compensation Committee is available at http://www.wellchoice.com/compensation_charter. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 212-476-7800 or by writing to us at WellChoice, Inc., 11 West 42nd St., New York, NY 10036, Attn: Senior Vice President, Communications.

3. Audit Committee. The principal duties of our Audit Committee, all members of which are independent as described under “Audit Committee Report” on page 21, are as follows:

•	to recommend board action related to the discharge of the Board responsibilities with respect to overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our risk assessment and risk management policies and procedures, and the performance of our internal and external audit functions;

•	to hire, monitor the performance of and, if necessary, replace the independent auditors;

•	to oversee the audit scope and plan of the independent auditors to ensure completeness of coverage and effective use of audit resources;

•	to pre-approve services to be provided by the independent auditors and assess the independent auditor’s qualifications and independence;

•	meet to review and discuss with the independent auditors the annual audited financial statements, including specific disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	to recommend to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	meet to review and discuss with the independent auditors the interim financial results, including specific disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations, to be included in our quarterly reports;

•	to prepare the Audit Committee report required by SEC rules for inclusion in our annual proxy statement;

•	to oversee the quality and adequacy of internal controls, including any significant deficiencies and material weaknesses in internal controls;

•	to establish and oversee procedures for receipt and treatment of any complaints we receive about accounting, internal controls and auditing matters;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the Board or applicable rules or regulations.

The members of our Audit Committee are Messrs. Ames, who is the chairman of the committee, Hutchings, Terrell and Dr. Malley. The Board has determined that Dr. Malley and Mr. Hutchings are “audit committee financial experts” under Section 406 of the Sarbanes-Oxley Act of 2002. Our Audit Committee held seven meetings in 2004. The charter of the Audit Committee, as amended, is available at http://www.wellchoice.com/audit_charter. In December 2004, we amended the charter of the Audit Committee to conform with the New York Stock Exchange’s corporate governance guidelines, which were revised in November 2004. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 212-476-7800 or by writing to us at WellChoice, Inc., 11 West 42nd St., New York, NY 10036, Attn: Senior Vice President, Communications.

4. Public Policy Committee. The principal duties of our Public Policy Committee are as follows:

•	to recommend board action related to the discharge of the Board responsibilities with respect to public policy issues;

•	to review and make recommendations concerning our government and legislative programs and policies, public relations initiatives and environmental, workplace safety and labor compliance issues, and any charitable giving programs;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the board of directors or applicable rules or regulations.

The members of our Public Policy Committee are Mr. Gunn, who is the chairman of the committee, Mr. McMillan, Mr. Tomson and Ms. Wattleton. The Committee held four meetings in 2004.

5. Investment Committee. The principal duties of our Investment Committee are as follows:

•	to recommend board action related to the discharge of the Board responsibilities with respect to the investment of company funds;

•	to review investment policies and the performance of investments made under such policies and assist the board of directors in providing oversight of our investment activities;

•	to provide oversight of the investment activities related to: (i) assets held under tax qualified retirement plans that we maintain; (ii) assets which we segregate to assist us in satisfying our obligations with respect to nonqualified plans of deferred compensation that we maintain; and (iii) any assets that may be held pursuant to, or which we segregate to assist us in satisfying our obligations with respect to, welfare benefit plans;

•	to perform an annual evaluation of the committee itself; and

•	to undertake any other action deemed appropriate or necessary by the board of directors or applicable rules or regulations.

The members of our Investment Committee are Messrs. McMillan, who is the chairman of the committee, Gunn, Terrell and Zuccotti and Dr. Scheidt. The Committee held four meetings in 2004.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Committee on Director Affairs is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Committee on Director Affairs seeks to achieve a balance of knowledge, experience, capability and diversity on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Committee on Director Affairs should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

WellChoice, Inc.

11 West 42nd Street

New York, New York 10036

In addition the bylaws of WellChoice permit stockholders to nominate directors for consideration at an annual stockholders meeting. For a description of the process for nominating directors in accordance with our bylaws, see Question 13 “When are the Stockholder proposals for the 2006 Annual Meeting due?” on page 5.

The New York Public Asset Fund, or the Fund, currently owns 61.9% of our outstanding capital stock. For as long as the Fund owns 5% or more of our capital stock, but in no event beyond November 7, 2007, the Fund will have the right to present a slate of three candidates for our Board of Directors, each of whom must meet certain independence criteria and other qualifications, and our board must select one of these candidates for nomination as a Class III director, provided our board may reject all candidates, subject to the Fund’s right to produce a new slate. Louis Tomson is currently the Fund’s designee to our Board of Directors. Mr. Tomson’s initial term expires at the 2005 Annual Meeting of Stockholders, but the Fund has proposed that Mr. Tomson continue as its nominee. If Mr. Tomson is reelected, but subsequently resigns prior to the earlier of (a) the date on which the Fund own less than 5% of our capital stock or (b) November 7, 2007, the Fund will be entitled to propose a new member in accordance with these procedures. For so long as the Fund owns 20% or more of our outstanding capital stock, it will have certain rights to (1) receive information about us from its designee to our Board of Directors, subject to the Fund’s entering into arrangements with us concerning confidentiality, compliance with federal securities laws and related matters and (2) consult with its designee to our Board of Directors about change of control proposals to be solicited or received by us.

Director Qualifications

WellChoice’s Board of Directors has adopted Board membership criteria that apply to Committee on Director Affairs-recommended nominees for a position on our Board. Under these criteria, members of the Board must demonstrate high ethical standards, judgment and integrity in their personal and professional dealings. They should have a history of achievements that reflect high standards and possess information and have experience and skills appropriate and relevant to WellChoice’s business and industry, including financial, insurance and/or health related knowledge. They should have a record of making good business decisions and have sufficient time to devote to the Company. The Board should include individuals representing a broad cross section of the community in which we operate.

Identifying and Evaluating Nominees for Directors

The Committee on Director Affairs utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee on Director Affairs considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Committee on Director Affairs, and may be considered at any point during the year. As described above, the Committee on Director Affairs will consider properly submitted stockholder nominations for candidates for the Board. To date, with the exception of the Fund, no stockholder has submitted a nomination for a candidate to the Board. If a stockholder nomination were submitted, following verification of the stockholder status of the person proposing the candidate, the recommendation would be considered by the Committee on Director Affairs at a regularly scheduled or special meeting, prior to the issuance of the proxy statement for our annual meeting.

If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Committee. The Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. The Committee on Director Affairs annually reviews with the Board of Directors, the appropriate skills and characteristics of Board members in the context of the current needs and make-up of the Board.

There are no nominees for election to our Board this year who have not previously served as WellChoice directors. We did not pay a fee to any professional search firm or other party to identify or assist the Committee in identifying any nominees for election to our Board.

Communication with the Board

You may send communications to WellChoice’s Board of Directors, to the non-management members of the Board or to an individual Board member by directing an e-mail to boardofdirectors@wellchoice.com or by sending a letter to WellChoice, Inc., 11 West 42nd Street, New York, New York 10036, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials, in the discretion of the Secretary, may not be forwarded to Directors.

COMPENSATION OF DIRECTORS

Pursuant to May 2004 modifications to our compensation policy, we pay each of our non-employee directors (other than our Chairman) an annual stipend of $25,000, the Chairman of each of the Compensation Committee, Investment Committee and Public Policy Committee, an additional stipend of $7,500 and the Chairman of the Audit Committee, an additional stipend of $10,000. We pay our Chairman $185,000 per year for his services as chairman. In addition, each director, other than our chief executive officer, is paid a fee of $2,000 per meeting for attendance at Board and Committee meetings. Directors receive $1,000 per meeting for participation by telephone at meetings of the board of directors or a standing committee.

Non-employee Directors may defer receipt of all or a portion of the fees they receive in payment for Board services under our Directors Deferred Cash Compensation Plan, adopted in 2003. This plan is administered by the Compensation Committee, subject to a prohibition on any Compensation Committee member taking action with respect to his or her own benefits under the plan. The plan allows Directors to designate an investment fund from funds available under the plan, which will be used to measure the investment performance of the fees a Director chooses to deposit into his or her deferral account. The Director’s deferral account will be credited with any income and debited for any loss that would have been realized if the amounts credited to the account had been invested in the designated investment fund. The plan is funded solely by the deferred Director fees.

The Board has also adopted a policy of granting directors stock-based compensation, in an initial award to each member, and an annual award for each year of service as a director. The policy for new directors is to award them restricted stock units valued at $30,000. The amount of the annual award is determined each year by the Compensation Committee. On May 19, 2004, the Compensation Committee made an annual award to non-employee member of the Board in the amount of 889 restricted stock units, valued at $35,000 at the date of grant, for his or her service through May 18, 2005 subject to certain exceptions such as retirement or death. Each restricted stock unit represents one hypothetical share of WellChoice common stock, without voting or dividend rights. These units are issuable into shares following the director’s service with the Board. On the same date, the Compensation Committee also granted each non-employee Board member options to purchase 2,666 shares of our common stock at an exercise price of $39.38. The options first become exercisable on May 18, 2005, and expire ten years from the date of grant, subject to earlier termination under certain circumstances.

Mr. Gunn and Ms. Wattleton have participated on our Continuous Quality Improvement Committee, which has the responsibility for monitoring and administering the implementation of our HMO quality improvement program and annual work plan. These directors receive a fee of $2,000 per meeting for in-person attendance at meetings and $1,000 per meeting for participation by telephone in this committee.

We do not maintain medical, dental or retirement benefits for any of our non-employee directors.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the common stock by (i) each director, (ii) each executive officer named in the Summary Compensation Table under “Executive Compensation” on pages 27-28 of this proxy statement and (iii) all executive officers and directors as a group.

A person is deemed to be the beneficial owner of common stock that can be acquired within 60 days from March 25, 2005 upon the exercise of options, and that person’s options are assumed to have been exercised (and the underlying shares of common stock outstanding) in determining such person’s percentage ownership.

	Number of Shares of Common Stock(1)	Number of Options	Percentage of Outstanding Shares
Hermes L. Ames, III	200	2,666	*
Jason N. Gorevic	13,116	8,058	*
John R. Gunn	—	2,666	*
Peter Hutchings	—	2,666	*
Susan L. Malley, Ph.D.	386	2,666	*
Edward J. Malloy	644	2,666	*
Gloria M. McCarthy	48,612	32,235	*
John F. McGillicuddy	2,934	2,666	*
Robert R. McMillan	400	2,666	*
John W. Remshard	36,751	24,176	*
Stephen S. Scheidt, M.D.	1,255	2,666	*
Michael A. Stocker, M.D.	105,749	80,588	*
Frederick O. Terrell	386	2,666	*
Linda V. Tiano	34,792	24,176	*
Louis R. Tomson	1,934	2,666	*
Faye Wattleton	193	2,666	*
John E. Zuccotti	—	2,666	*
All executive officers and directors as a group (19 persons)(2)	269,415	211,163	*

(*)	Less than 1%.
(1)	Does not include shares issuable upon conversion of initial and annual restricted stock unit awards in November 2003 for which certain directors have deferred receipt in the following amounts:

Name of Director	Amount of Shares Deferred
Hermes L. Ames, III	1,934
John R. Gunn	1,934
Peter L. Hutchings	1,934
Susan L. Malley, Ph.D.	1,548
Edward J. Malloy	1,290
Robert R. McMillan	1,934
Stephen S. Scheidt, M.D.	1,129
Frederick O. Terrell	1,548
Faye Wattleton	1,741
John E. Zuccotti	1,934

Also does not include 889 shares issuable to non-management directors upon termination of board service generally after May 18, 2005 for the restricted stock units issued on May 19, 2004.

(2)	Includes 22,063 shares of common stock and 9,938 options currently exercisable or exercisable within 60 days following March 25, 2005, which are held by two executive officers not named in the Summary Compensation Table below.

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder returns (stock price appreciation plus dividends) for the Company’s common stock, the New York Stock Exchange (“NYSE”) Composite index for U.S. companies and the Morgan Stanley Healthcare Payor Index. The graph assumes the investment of $100 on November 8, 2002, the date of the Company’s initial public offering. The performance shown is not necessarily indicative of future performance.

	November 8, 2002	December 31, 2002	December 31, 2003	December 31, 2004
WellChoice, Inc.	$100.00	$88.15	$127.00	$196.33
Morgan Stanley Healthcare Payor Index	$100.00	$99.06	$167.00	$244.15
NYSE Composite	$100.00	$99.20	$128.00	$143.85

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of the following non-employee directors: Hermes L. Ames, III, the Audit Committee Chairman, Frederick O. Terrell, Susan L. Malley, PhD., and Peter Hutchings. The Board has made a determination that all of the members of the Audit Committee are independent and financially literate for purposes of the New York Stock Exchange listing requirements and Sarbanes-Oxley Act Section 301. The Board also determined that Susan Malley and Peter Hutchings are “audit committee financial experts” under Sarbanes-Oxley Act Section 407 based upon their respective education and experience. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website, www.wellchoice.com under the corporate governance tab. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the appointment of the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

Based upon the Audit Committee’s discussion with management and the independent accountants, the Audit Committee’s review of the consolidated financial statements and review of the representation of management and the report of the independent accountants to the Audit Committee, on February 2, 2005, the Audit Committee recommended to the Board of Directors, and the Board accepted the Audit Committee’s recommendation, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Hermes L. Ames, III, Chairman

Peter Hutchings

Susan L. Malley, Ph.D.

Frederick O. Terrell

Dated: February 2, 2005

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The primary objective of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities with respect to benefit plans of the Company, evaluation and retention of senior executives of the Company, evaluation of management performance and compensation of officers and directors. The Compensation Committee seeks to achieve this objective by determining appropriate compensation levels for the Company’s officers and directors, setting compensation for the Chief Executive Officer based on an evaluation of his performance, evaluating officer and director compensation plans, policies and programs, and reviewing benefit plans for officers and employees.

The Compensation Committee is composed of three directors. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934.

Compensation Philosophy

For executives, the Compensation Committee, with the assistance of independent consultants, establishes total pay targets based on the competitive marketplace for comparable jobs. Individual salaries are determined by evaluating the executive’s experience, level and scope of responsibility and individual performance. Using these total pay targets, the Compensation Committee determines the appropriate competitive mix of compensation that will motivate the executives to achieve the Company’s performance and strategic objectives.

Annual bonus amounts and long-term incentive payments are based on performance as compared to plan goals. Amounts are not guaranteed to any executive because they are tied to the Company’s business results, other than restricted stock awards, which are not performance-based, but vest over time. The annual bonus recognizes short-term corporate business results and individual performance. Long-term incentives for the executives are based upon sustained corporate-wide results, linked to aligning management incentives with building long-term stockholder value.

The Compensation Committee regularly monitors the Company’s compensation program, keeping in mind the Company’s strategic goals as well as industry practices and trends.

Except as noted below, the Company believes that the compensation paid during the last three fiscal years to the executive officers named in the Summary Compensation Table is fully deductible to the Company because it complies with Section 1.162-27(e) of the Internal Revenue Code. The Company does not believe that the compensation received by any “covered employee” under Section 162(m) of the Internal Revenue Code upon vesting of time-vested restricted stock awards is deductible under Section 162(m) because such awards are not deemed “performance based.” Similarly, the Company does not believe the special incentive performance awards paid to certain named executive officers in 2005 are deductible under Section 162(m).

Elements of the Compensation Package

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of basic job responsibilities. During 2004, based upon the recommendation of the Compensation Committee, the Board granted salary increases to two of the Company’s executive officers, based on individual performance and an assessment of whether the current salary was competitive relative to executives in comparable positions at the Company’s peer companies. Specifically, in March 2004, Board approved increases in the base salaries payable to Mr. Remshard, Senior Vice President and Chief Financial Officer, from $450,000 to $500,000 and to Ms. Tiano, Senior Vice President and General Counsel, from $430,000 to $480,000 based on the Compensation Committee’s determination that these increases would bring their respective salaries more closely in line with the median of the peer group.

Annual Bonus

The executive officers are eligible to earn cash awards under the Annual Executive Incentive Compensation Plan (the “Annual Incentive Plan”), described beginning on page 29 of this proxy statement. The Annual Incentive Plan is designed to motivate these executives and other key employees with awards based upon achievement of financial and operational goals. At the beginning of a performance year, the Compensation Committee establishes a target award pool. The cash awards are stated as a percentage of salary, with target cash awards ranging from 50% to 75% of base salary for the executive officers named in the Summary Compensation Table on page 27 of this proxy statement. The Compensation Committee may adjust the amount of the award pool upward or downward by a corporate multiplier ranging from 0 to 1.5, depending on overall actual performance results during an award year compared to the corporate objectives established for that year. The corporate multiplier is based on the aggregate level of corporate objective achievement. Each weighted corporate objective is evaluated and scored separately. The weighted scores are then summed to become the corporate multiplier to be utilized in determining the award pool to be paid out, though the Committee has discretion to modify the results of the calculation if, in its opinion, it does not appropriately reflect overall performance. The Compensation Committee does not adjust the corporate multiplier upward with respect to any executive who is deemed a “covered employee” under Section 162(m) of the Internal Revenue Code. Individual awards may be adjusted upward or downward depending on actual results achieved, but may not exceed 1.5 times the individual target award times the actual corporate multiplier.

The 2004 Annual Incentive Plan performance goals focused on membership growth in commercial managed care membership (excluding the New York City and New York State accounts), pre-tax earnings and customer satisfaction. The corporate multiplier based on results achieved against objectives for 2004 was 71.3%, principally because the results reflected a score of zero with respect to the pre-tax earnings performance objective as the pre-tax earnings for 2004 was at $387.4 million, or $0.5 million below the threshold of $387.9 million and $2.9 million below the $390.3 million target for that objective. In view of the Company’s overall strong performance in 2004, at its meeting on March 9, 2005, the Compensation Committee exercised its discretion to increase the corporate multiplier to 100%, though no such adjustment was made for the named executive officers in the Summary Compensation Table, all of whom are “covered employees” under Section 162(m) of the Internal Revenue Code.

Further, in March 2005, the Compensation Committee approved special incentive performance awards in recognition of their individual contribution to the Company’s success and to enhancing stockholder value to Dr. Stocker, Ms. McCarthy, Mr. Remshard, Ms. Tiano and Mr. Gorevic in the amounts of $193,725, $94,710, $78,925, $75,768 and $43,050, respectively. These special incentive performance awards are in addition to payments that these executives received under our 2004 Annual Executive Incentive Plan, as they are based upon individual contributions rather than the weighted average numerical corporate score or multiplier of the objective performance measures under the Plan. The Company does not believe that these special incentive performance awards are deductible under Section 162(m) of the Internal Revenue Code.

Long-Term Incentive

We offer long-term incentives to our executives under our long-term incentive plans and through our 2003 Omnibus Incentive Plan. The long-term incentive plans, which are described beginning on page 30 of this proxy statement, provide long-term, cash-based awards to certain executives of the Company. The 2003 Omnibus Incentive Plan, which is described on page 31 of this proxy statement, provides for stock and cash-based awards to officers, key employees and non-management directors. The design of the long-term incentive plans and the 2003 Omnibus Incentive Plan focus on delivering superior long-term results, aligning executives’ interests with stockholder interests, providing our executives with incentive opportunities that are competitive with those offered by peer companies, and motivating key executives to remain with the Company.

In February 2004, based upon the recommendation of the Compensation Committee, the Board approved cash based awards to participants in the long-term incentive plan for the 2004-2006 performance period. The performance objectives for that performance period are based upon achievement of earnings per share growth and commercial managed care membership growth (excluding the New York State and New York City accounts). The specific awards provided to the named executive officers are set forth on page 31 of this proxy statement. Insofar as the long-term incentive plan precludes awards in excess of 75% of base salary, in March 2004, the Compensation Committee also approved an additional cash award under the 2003 Omnibus Incentive Plan to Dr. Stocker for the 2004-2006 performance period with identical performance objectives as those set forth under the long-term incentive plan for that performance period.

Stock-Based Compensation

The Compensation Committee believes that stock-based compensation is an integral part of overall long-term compensation. Under the plan of conversion, we agreed not to grant stock-based compensation to our employees or directors prior to November 7, 2003.

In November 2003, the Compensation Committee approved an initial grant of stock-based compensation under the 2003 Omnibus Incentive Plan. The Compensation Committee considered the aggregate dollar value attributable to all long-term compensation, both stock and cash-based. Of the total amount, with respect to the executive officers, the Compensation Committee allocated approximately 80% of the value to stock-based compensation. The Compensation Committee then allocated one-half of the value of the stock-based compensation to grants of restricted stock that provide the grantee with voting and dividend rights and vest over a three-year period and the other half to non-qualified stock options that also vest over a three-year period.

On September 22, 2004, the Compensation Committee approved a subsequent grant of stock-based compensation, consisting of (1) shares of restricted stock that provide the grantee with voting and dividend rights and vest over a three-year period, and (2) non-qualified options to purchase WellChoice common stock at $36.94 per share, which also vest over a three-year period. In determining the size of the September 2004 grant, over the course of several months, the Compensation Committee conducted a thorough review of the competitive landscape for stock-based compensation. It relied upon the advice of its independent compensation consultant, Frederic W. Cook & Co. Inc., which recommended the grant levels based upon the (1) the long-term incentives at 12 peer companies in the health insurance or managed care industries, (2) long-term incentives at 14 other service companies of similar size, (3) recognition of WellChoice’s performance since going public in November 2002, particularly when compared to the managed care industry in terms of market capitalization growth, price/earnings ratio and earnings per share growth, and (4) WellChoice’s relatively lower cash compensation. Survey data examined was based on 2003 compensation as reported in 2004 proxy reports. The dollar value on the date of grant, of the September 2004 awards issued to the executive officers was greater than the dollar value of the November 2003 awards. On a percentage basis, the increases were as follows: for Dr. Stocker, 33%; for Mr. Gorevic, in recognition of his serving as both Chief Sales and Marketing Officer, by 110%; and for the other five executive officers, 67%. In 2004, approximately 86% of the aggregate dollar value ascribed to all long-term compensation was stock-based.

Stock Ownership Guidelines

Executive officers are subject to the company’s stock ownership policy for senior officers that require executives to retain a portion of the shares issued upon exercise of a stock option and upon the vesting of restricted stock. Upon exercise of a stock option, an executive officer may sell shares (or have shares withheld by the company) to pay the exercise price and related income taxes. Upon vesting of shares of restricted stock, an executive may sell shares (or have shares withheld by the company) to pay taxes. Half of the remaining “net profit shares” must be retained by the executive until the executive holds shares having a market value equal to the executive’s “required ownership level.” The required ownership level is a multiple of base salary. The required ownership levels for Dr. Stocker, Ms. McCarthy, Mr. Remshard, Ms. Tiano and Mr. Gorevic are the product of their base salary multiplied by 5.0, 3.0, 2.5, 2.5 and 1.5, respectively.

Other Compensation and Benefit Programs

The executive officers also participate in the Company’s cash balance pension plan and supplemental cash balance pension plan and are eligible to participate in the Company’s 401(k) employee savings plan, executive savings plan, employee stock purchase plan and health and welfare programs.

Compensation of Chief Executive Officer

The Company’s Chief Executive Officer, Michael A. Stocker, M.D., participates in each of the compensation programs available to other executives. The Company’s compensation philosophy as it relates to Dr. Stocker is to target base salary at the median of the market data based on relevant industry survey findings, and to provide an opportunity for total direct cash compensation (base salary plus annual bonus and long-term incentive cash awards) to be such that superb performance will result in superior total cash compensation. In this way, the Compensation Committee seeks to have a significant portion of Dr. Stocker’s annual compensation based on the Company’s performance.

Under Dr. Stocker’s leadership, during 2004 the Company exceeded its financial goals and accomplished its strategic objectives. Dr. Stocker’s base salary for 2004 was $900,000, which the Compensation Committee believes is in the competitive range for comparable positions. Based upon the corporate multiplier of 71.3% under the Annual Executive Incentive Plan, in March 2005, Dr. Stocker received $481,275 for performance under the Company’s Annual Executive Incentive Plan for 2004, representing 71.3% of his target award. In addition, Dr. Stocker received a special performance bonus of $193,725 for his individual contribution in respect of 2004 performance. In January 2004, Dr. Stocker received a payout in the amount of $693,000 for performance under the second performance cycle of the Company’s 2000-2002 Long-Term Incentive Plan.

As part of his 2004 compensation, on September 22, 2004, Dr. Stocker received 59,782 shares of restricted stock and non-qualified options to purchase an aggregate of 179,394 shares of common stock at an exercise price of $36.94 per share. Stock award amounts were determined by the Compensation Committee based on a market survey conducted by Frederic W. Cook & Co. previously described that considered median chief executive officer compensation for 12 industry peers and for 14 secondary peer companies.

In February 2004, based upon the recommendation of the Compensation Committee, the Board approved a cash based award to Dr. Stocker under the long-term incentive plan for the 2004-2006 performance period with a target amount equal to 75% of his base salary or $675,000. As noted above, insofar as the long-term incentive plan precludes awards in excess of 75% of base salary, in March 2004, the Compensation Committee also approved an additional cash award under the 2003 Omnibus Incentive Plan to Dr. Stocker for the 2004-2006 performance period with identical performance objectives as those set forth under the long-term incentive plan for that performance period at a target amount equal to $158,333.

2005 Base Salary

In March 2005, based upon the recommendation of the Compensation Committee, the Board granted salary increases to the Company’s named executive officers, based on individual performance and an assessment of whether the current salary was competitive related to executives in comparable positions at the Company’s peer companies. Specifically, in March 2005, the Board approved increases in the base salaries to the amount set forth below based on the Compensation Committee’s determination that these increases would bring their respective salaries more closely in line with the median of the peer group.

Name of Executive Officer	2005 Base Salary
Michael A. Stocker, M.D	$1,000,000
Gloria M. McCarthy	$625,000
John W. Remshard	$550,000
Linda V. Tiano	$530,000
Jason N. Gorevic	$350,000

Long-Term Incentive Plan (Award for 2005-2007 Performance Period)

In March 2005, based upon the recommendation of the Compensation Committee, the Board approved cash-based awards to participants in the long-term incentive plan for the 2005-2007 performance period. The performance objectives for the 2005-2007 period are based upon the achievement of earnings per share growth, commercial managed care membership growth (excluding the New York City and New York State accounts) and customer satisfaction. Insofar as the long-term incentive plan precludes awards in excess of 75% of base salary, in March 2005, the Compensation Committee also approved an additional cash award under the 2003 Omnibus Incentive Plan to each named executive officer for the 2005-2007 performance period with identical performance objectives as those set forth under the long-term incentive plan for that performance period.

LONG-TERM INCENTIVE PLANS—AWARDS IN 2005 (1)

Name	Performance or Other Period Until Maturation or Payout (1)	Estimated Future Payouts Under Non-Stock Price- Based Plans (2)
		Threshold ($ or %) (3)	Target ($ or %) (3)	Maximum ($ or %) (3)
Michael A. Stocker, M.D	2005–2007	$850,000	$1,700,000	$2,550,000
Gloria M. McCarthy	2005–2007	$375,000	$750,000	$1,125,000
John W. Remshard	2005–2007	$275,000	$550,000	$825,000
Linda V. Tiano	2005–2007	$275,000	$550,000	$825,000
Jason N. Gorevic	2005–2007	$125,000	$250,000	$375,000

(1)	Awards were made in 2005 and payouts are scheduled to occur in early 2008.
(2)	The Compensation Committee has the right to reduce the amount of compensation payable under the LTIP to any of the named executive officers.
(3)	Of these amounts, the following represents the portion of the payout that would be made under the 2003 Omnibus Incentive Plan: 55.9% to Dr. Stocker; 37.5% to Ms. McCarthy; 25.0% to Mr. Remshard; and 27.7% to Ms. Tiano.

Members of the Compensation Committee

John F. McGillicuddy, Chairman

Edward J. Malloy

Faye Wattleton

Dated: March 23, 2005

EXECUTIVE COMPENSATION

The following table sets forth compensation earned by our chief executive officer and our other four most highly compensated executive officers during 2004, 2003 and 2002:

SUMMARY COMPENSATION TABLE

							Long Term Compensation					All Other Compensation (6) ($)
							Awards			Payouts
		Annual Compensation					Restricted Stock Awards (2) ($)		Securities Underlying Options (#)	LTIP (3) (4) (5) ($)
Name and Principal Position	Year	Salary ($)		Bonus (1) ($)		Other Annual Compensation ($)
Michael A. Stocker, M.D President and Chief Executive Officer	2004 2003 2002	$ $ $	934,615 886,538 850,000	$ $ $	675,000 1,472,000 622,500	— — —	$ $	2,198,782 1,673,129 —	179,394 161,187 —	$ $ $	693,000 913,500 452,760	$ $ $	67,003 73,109 51,290

Gloria M. McCarthy Executive Vice President and Chief Operating Officer	2004 2003 2002	$ $ $	571,154 499,615 400,000	$ $ $	330,000 521,632 200,000	— — —	$ $	1,095,125 669,258 —	89,348 64,475 —	$ $ $	241,395 318,203 262,248	$ $ $	39,909 35,555 28,118

John W. Remshard Senior Vice President, Chief Financial Officer	2004 2003 2002	$ $ $	505,770 426,923 409,231	$ $ $	275,000 516,980 181,569	— — —	$ $	825,454 501,951 —	67,346 48,356 —	$ $ $	215,985 284,708 174,812	$ $ $	34,442 35,741 26,030

Linda V. Tiano Senior Vice President and General Counsel	2004 2003 2002	$ $ $	485,000 396,154 360,000	$ $ $	264,000 502,191 180,000	— — —		$825,454 501,951 —	67,346 48,356 —	$ $ $	209,633 276,334 174,812	$ $ $	31,301 32,701 22,944

Jason N. Gorevic Senior Vice President, Chief Sales and Marketing Officer (7)	2004 2003	$ $	311,538 256,885	$ $	150,000 278,100	— —	$ $	348,380 167,338	28,421 16,119		— —	$ $	5,425 178

(1)	The amounts in this column consist of (a) the Annual Executive Incentive Compensation Plan awards earned during the specified year paid in the following year, (b) in the case of 2004, additional special incentive payments made for individual contributions in respect of 2004 performance to Dr. Stocker, Ms. McCarthy, Mr. Remshard, Ms. Tiano and Mr. Gorevic in the amounts of $193,725, $94,710, $78,925, $75,768 and $43,050, respectively; and (c) with respect to 2003, such amounts included discretionary bonuses paid in that year to Dr. Stocker, Ms. McCarthy, Mr. Remshard and Ms. Tiano in the amounts of $500,000, $100,000, $200,000 and $200,000, respectively. The amounts paid in 2005 under the 2000-2002 Long-Term Incentive Plan for the 2002 one-year performance cycle under that Plan are set forth on page 30 of this proxy statement under the heading “Long-Term Incentive Plan for 2000 through 2002.”
(2)	The number of shares of restricted stock awarded in 2004 were as follows:

Michael A. Stocker	59,782 shares
Gloria M. McCarthy	29,775 shares
John Remshard	22,443 shares
Linda V. Tiano	22,443 shares
Jason N. Gorevic	9,472 shares.

The values of such restricted stock reflected in the table are based upon the $36.78 and the $31.15 per share closing sale price of the common stock on September 22, 2004 and on November 7, 2003 respectively, the dates of the grants of the respective awards. As of December 31, 2004, excluding shares that have already vested, an aggregate of 215,989 shares of restricted stock were held by the named executive officers with an aggregate market value of $11,533,813, based upon the $53.40 per share closing sale price of the common stock on that date, as follows: Dr. Stocker: 94,100 shares valued at $5,024,940; Ms. McCarthy: 43,504 shares valued at $2,323,114; Mr. Remshard: 32,740 shares valued at $1,748,316; Ms. Tiano: 32,740 shares valued at $1,748,316 and Mr. Gorevic: 12,905 shares valued at $689,127. The restricted stock awards vest over a three year period, with one-third vesting one year following the date of grant and the balance vesting monthly in equal installments over the 24 months following the first anniversary of the grant date. The holders of the restricted stock awards may vote these shares and are entitled to any dividends payable.

(3)	The amount in this column for 2004 represents the 2000-2002 Long-Term Incentive Plan award for the second one-year performance cycle under the plan reflecting performance for 2001 that was paid in 2004.
(4)	The amount in this column for 2003 represents the 2000-2002 Long-Term Incentive Plan award for the first one-year performance cycle under the Plan reflecting performance for 2000 that was paid in 2003.
(5)	The amount in this column for 2002 represents the 1999-2001 Long-Term Incentive Plan award paid in 2002.
(6)	For the year ended December 31, 2004, “All Other Compensation” includes the following:

•	Contributions each in the amount of $6,150 on behalf of Dr. Stocker, Ms. McCarthy, Mr. Remshard and Ms. Tiano, and in the amount of $5,125 for Mr. Gorevic, to the 401(k) plan to match pre-tax elective deferral compensation (included under Salary) made by each to such plan during 2004.

•	Contributions on behalf of Dr. Stocker, Ms. McCarthy, Mr. Remshard, and Ms. Tiano in the amount of $50,524, $30,876, $24,976 and $23,755, respectively, to match pre-tax elective deferral contributions (included under Salary) made by each to WellChoice’s Executive Savings Plan.

•	Life insurance credits paid on behalf of Dr. Stocker, Ms. McCarthy, Mr. Remshard, Ms. Tiano and Mr. Gorevic in the amounts of $10,329, $2,883, $3,316, $1,396, and $300, respectively.

(7)	Mr. Gorevic first became an executive officer of the Company in 2003.

The following table provides information on option grants in 2004 by us to each of the named executive officers in the Summary Compensation Table. We did not grant any stock appreciation rights to the named executive officers during 2004.

OPTION GRANTS IN 2004

	Individual Grants		Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (2)
Name	Number of Securities Underlying Options Granted (#) (1)	Percentage of Total Options Granted to Employees in Fiscal Year
Michael A. Stocker, M.D.	179,394	8.4%	$36.94	September 2014	$2,525,868
Gloria M. McCarthy	89,348	4.2%	$36.94	September 2014	$1,258,020
John W. Remshard	67,346	3.1%	$36.94	September 2014	$948,232
Linda V. Tiano	67,346	3.1%	$36.94	September 2014	$948,232
Jason N. Gorevic	28,421	1.3%	$36.94	September 2014	$400,168

(1)	All options granted in 2004 are exercisable as follows: one-third become exercisable one year following the grant date and the balance becomes exercisable in equal monthly installments over the 24 months following the first anniversary of the grant date.
(2)	We use a modified Black-Scholes model of option valuation to determine grant date present value. We do not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for the named executive officers are based on a 10-year option term, which reflects WellChoice’s expectations that its options, on average, will be exercised within 5 years of grant. Other weighted average assumptions used for the valuations are: risk free rate of return of 3.48%; annual dividend yield of 0.0%; and volatility of 38%.

The following table provides information on the values of each of the named executive officers’ exercisable and unexercisable options at December 31, 2004. None of the named executive officers exercised any options in 2004 and there were no stock appreciation rights for the named executive officers exercised or outstanding.

OPTION VALUES AT DECEMBER 31, 2004

	Number of Securities Underlying Unexercised Options on December 31, 2004 (#)		Value of Unexercised In-the-Money Options on December 31, 2004 ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael A. Stocker, M.D	58,200	282,381	$1,301,934	$5,256,644
Gloria M. McCarthy	23,280	130,543	$520,774	$2,392,200
John W. Remshard	17,460	98,242	$390,580	$1,799,659
Linda V. Tiano	17,460	98,242	$390,580	$1,799,659
Jason N. Gorevic	5,819	38,721	$130,171	$698,221

(1)	The value of unexercised options is based upon the difference between the exercise price and the closing sale price of the common stock on December 31, 2004, which was $53.40.

Annual Executive Incentive Compensation Plan

Our key employees participate in an annual executive incentive compensation plan. Under this plan, full-time employees holding executive, middle management or other key positions or who were key contributors to our business performance are eligible to receive cash awards based upon corporate and diversified objectives developed for each year by our president and chief executive officer and approved by our Board of Directors. Our Compensation Committee oversees the program and award protocols, although our Board of Directors has the right to amend, suspend or terminate the annual incentive plan at any time. Amounts payable under the annual incentive plan are paid during the year immediately following the performance year.

Cash awards for each year are allocated from an award pool determined at the beginning of that year by the committee. These cash awards are stated as a percentage of salary payable to our eligible employees, with target cash awards ranging from 50% to 75% of base salary for the executive officers named in the Summary Compensation Table. At the beginning of the year following the performance year, the committee may adjust the amount of the award pool upward or downward by a corporate multiplier ranging from 0 to 1.5, depending on overall actual performance results during the performance year compared to the corporate and diversified objectives established for that year.

The extent to which individual performance measures are achieved as well as an individual’s contribution to corporate and division performance objectives are determined by the president and chief executive officer and management. For direct reports to the president and chief executive officer and to the executive vice president and chief operating officer, the incentive payouts are approved by our Compensation Committee and presented to the Board of Directors for ratification. Individual awards may be adjusted upward or downward depending on actual results achieved, but may not exceed 1.5 times the individual target award times the approved corporate multiplier. Notwithstanding the foregoing, the sum of all payments to all eligible participants may not exceed the product of the total award pool, as determined by the committee at the beginning of the year, and the corporate multiplier. An employee generally must be actively employed by us on the day of the payment to receive an award. In the event of a death, long-term disability or retirement, a pro-rated amount is payable to the employee or to his or her beneficiary in accordance with administrative guidelines.

The actual corporate multiplier based on results achieved against objectives for 2004, 2003 and 2002 were 100% (or 71.3% for the executive officers not named in the Summary Compensation Table), 144%, and 100% respectively.

Long-Term Incentive Plan for 2000 through 2002

The long-term incentive plan for 2000 through 2002 covers senior executives of the Company recommended by the chief executive officer who were approved by HealthChoice’s Nominating and Compensation Committee. The Compensation Committee of WellChoice now administers this plan. This long- term incentive plan is a three-year plan with each calendar year regarded as a performance cycle. Employees generally must be actively employed on the day of their payout to receive an award. Under the long-term incentive plan, HealthChoice’s Nominating and Compensation Committee established Company performance goals for each one-year performance cycle at the inception of the plan, based on specific factors such as growth in membership, e-business transactions, first pass rate for non-institutional claims and return on average GAAP equity. At the end of each cycle, the committee evaluated performance against the established goals. The last evaluation was conducted in March 2003 for the year 2002 performance. For each participant, a target award was established as a percentage of base salary with target cash awards for the executive officers named in the Summary Compensation Table ranging from 55% to 75% of base salary. The Compensation Committee adjusted the actual amounts payable upward or downward based on performance results, with a performance factor that was not to exceed 150% of target. Awards under the long-term incentive plan were earned based on results attained for each performance cycle and were subject to a two-year vesting period. In the event of the termination of employment due to death, permanent disability or retirement of an employee, a pro-rated amount is payable.

The performance factors for the 2000, 2001 and 2002 plan years were 145%, 110% and 108%, respectively. The amounts paid in January 2005 to the executive officers named in the Summary Compensation Table for the 2002 plan year are set forth below. These amounts are not reflected in the Summary Compensation Table.

Name of Executive Officer	3rd Cycle of 2000-2002 Plan Paid in January 2005
Michael A. Stocker, M.D	$680,400
Gloria M. McCarthy	$237,006
John W. Remshard	$212,058
Linda V. Tiano	$205,821
Jason N. Gorevic	$44,202

Long-Term Incentive Plan (for Performance Periods beginning in 2003)

We have a new long-term incentive plan, which became effective for performance periods commencing in 2003. The 2003 long-term incentive plan is intended to constitute a plan described in Treasury Regulation section 1.162-27(f)(1), pursuant to which the deduction limit under section 162(m) of the Internal Revenue Code of 1986 which we refer to as the Code, shall not apply during the applicable reliance period. This long-term incentive plan is cash-based, though under the plan, up to 50% of the award may be issued in the form of stock, at the discretion of the Compensation Committee. The plan provides for consecutive three-year performance cycles, each beginning January 1 (commencing January 1, 2003). Payments under the plan are made in the year immediately following the end of each three-year performance cycle. For each participant, a target award is established as a percentage of base salary not to exceed 75% of such base salary. The Compensation Committee may adjust the actual amounts payable upward or downward based on performance results, with a performance factor that may not exceed 150% of target. Performance goals are based on financial measurements such as earnings and return on equity. The financial measures for the 2003-2005, 2004-2006 and 2005-2007 cycles relate to the attainment of earnings per share and commercial managed care membership (excluding the New York City and New York State account) over the respective three-year periods.

LONG-TERM INCENTIVE PLANS—AWARDS IN 2004(1)

	Performance or Other Period Until Maturation or Payout (1)	Estimated Future Payouts Under Non-Stock Price- Based Plans (2)
Name		Target ($ or %)		Maximum ($ or %)
Michael A. Stocker, M.D	2004–2006	$833,333	(3)	$1,250,000
Gloria M. McCarthy	2004–2006	$333,333		$500,000
John W. Remshard	2004–2006	$250,000		$375,000
Linda V. Tiano	2004–2006	$250,000		$375,000
Jason N. Gorevic	2004–2006	$83,333		$125,000

(1)	Awards were made in 2004 and payouts are scheduled to occur in early 2007.
(2)	The Compensation Committee has the right to reduce the amount of compensation payable under the LTIP to any of the named executive officers.
(3)	Of this amount, $158,333 was granted under the 2003 Omnibus Incentive Plan.

2003 Omnibus Incentive Plan

In 2003, the Board of Directors adopted and the stockholders approved the 2003 Omnibus Incentive Plan. The plan is designed to promote the interests of WellChoice and our stockholders by aiding us in attracting and rewarding highly compensated persons who are officers, key employees and non-employee directors by providing them with incentives to enter into and remain in our employ or service and to acquire a proprietary interest in our long-term success. The maximum number of shares of common stock that may be issued under the plan is 6,250,000, subject to adjustment. The maximum number of shares of common stock that may be granted as restricted stock awards or restricted stock units and that vest or otherwise become non-forfeitable by participants during the term of the plan is 1,875,000, subject to adjustment. The maximum number of shares of common stock that may be granted to non-employee directors under the plan is 500,000, subject to adjustment. The plan also imposes certain additional aggregate and individual maximums. The Compensation Committee administers the plan. Those officers, key employees and non-employee directors that the Compensation Committee determines are significantly responsible for our success and growth are eligible to participate in the plan. The plan provides for the grant of any or all of the following types of benefits: stock options, including incentive stock options and non-qualified stock options; stock appreciation rights; restricted stock awards; restricted stock units; and cash awards. Benefits may be granted singly, in combination, or in tandem. Restricted stock awards, restricted stock units and cash awards may constitute performance-based awards under Section 162(m) of the Internal Revenue Code.

Cash Balance Pension Plan

We sponsor a non-contributory cash balance pension plan for employees that is intended to qualify under Internal Revenue Code Section 401(a) and is subject to ERISA. On January 1, 1999, HealthChoice converted to the cash balance pension plan from three final average compensation pension plans. Participation in the cash balance pension plan is automatic and immediate for all of our regular employees who attain 21 years of age. All employees receiving pay through payroll, including the named executive officers, are eligible for benefits.

When an employee becomes a participant in the cash balance pension plan, a segregated account is set up in the employee’s name. Each year that the employee works for us, Company credits, along with interest credits and, in certain cases, transition credits are added to his or her account. Company credits are credited as of the last day of each plan year to each cash balance pension plan participant’s account in an amount ranging from three percent to ten percent of the employee’s annual compensation, increasing in one percent increments, based on the employee’s age. The employee’s account also receives interest credits at a rate that is set each year, based on the one-year U.S. Treasury Bill rate for the prior November, plus one percent. Company and interest credits are added to the previous year’s account balance, which grows larger with each year that the employee works for the Company.

The table below illustrates the terms and conditions for the Company credits:

Employee Age	Company Credits are equal to this % of Annual Pay
Under 30	3%
30-34	4%
35-39	5%
40-44	6%
45-49	7%
50-54	8%
55-59	9%
60 and over	10%

To smooth the transition from the prior pension plans, we also provide additional annual transition credits equal to a fixed percentage of the employee’s annual pay to the accounts of certain employees who were employed by HealthChoice as of December 31, 1998. These employees receive an amount ranging from 3% to 15% of their annual compensation for a specified number of years depending upon their age and years of service. Our chief executive officer is eligible for annual transition credits, in addition to Company credits, equal to 3% of his annual compensation. Annual transition credit payments made to employees are not reflected as annual compensation in the Summary Compensation Table on page 27.

For purposes of the cash balance pension plan, annual compensation consists of taxable wages, including salary, bonus and incentive pay and any contributions made into the 401(k) Employee Savings Plan. Annual compensation does not include reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, welfare benefits, cash received for unused vacation days and severance pay and is determined without regard to increases or decreases in pay resulting from participation in our flexible benefits plan or any other cafeteria plan described in Section 125 of the Internal Revenue Code as well as any income or value attributable to any right a participant has to, or derived from, shares of common stock.

Supplemental Cash Balance Pension Plan

We also provide a pension plan known as the supplemental cash balance pension plan, which is not tax-qualified. The purpose of this plan is to replace pension benefits which are lost through the cash balance pension plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly compensated employees by the Code. The supplemental retirement benefit paid to each participant in the supplemental cash balance pension plan is equal to the difference between the participant’s benefit under the cash balance pension plan and what the participant’s benefit under the cash balance benefit plan would be if the participant’s elective deferrals and the participant’s compensation in excess of the Internal Revenue Code’s limitations were included in the definition of compensation under the Cash Balance Pension Plan. The supplemental retirement benefit is calculated pursuant to the provisions of the plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits under this plan are paid from our general assets. Benefits under this plan are paid only to the extent they are vested. A participant with a vested benefit under the cash balance pension plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

Cash balance pension plan projections and supplemental cash balance pension plan projections for the named executive officers currently employed by us appear below:

	Cash Balance Plan Projection		Supplemental Cash Balance Plan Projection		Combined Proj Total Benefits Cash Bal & Suppl. Cash Balance
Name	Age 55	Age 65	Age 55	Age 65	Age 55	Age 65
Michael A. Stocker, M.D.	n/a	$318,932	n/a	$2,972,993	n/a	$3,291,925
Gloria M. McCarthy	$672,175	$1,405,737	$1,354,010	$3,723,311	$2,026,185	$5,129,048
John W. Remshard	n/a	$380,265	n/a	$1,273,713	n/a	$1,653,978
Linda V. Tiano	$281,532	$709,654	$936,028	$2,571,991	$1,217,560	$3,281,645
Jason N. Gorevic	$508,655	$1,096,953	$316,551	$688,328	$825,206	$1,785,281

These projections are estimates and assume the following:

•	the terms of the plan and current regulatory minimums and maximums do not change;

•	Company credits and/or transition credits are added to the balances;

•	an interest rate assumption of 2.34% for 2004, 2.97% for 2005, 3.60% for 2006, 4.24% for 2007, 4.87% for 2008 and 5.50% for each year thereafter;

•	all future pensionable earnings remain the same as what was reported in 2003; and

•	projections of January 1, 2004 opening balances.

Change in Control Retention Agreements

Dr. Stocker and each of the other most highly compensated executive officers named in the Summary Compensation Table have entered into change in control retention agreements with the Company which were modified in December 2004 as described in the Current Report on Form 8-K filed on December 20, 2004. These change in control retention agreements provide for the payment by the Company of specified benefits in the event the employment of such executive officer(s) terminates under specified circumstances following a change of control.

For purposes of these agreements, a change of control is deemed to have taken place whenever, among other things,

•	any person other than the Fund is or becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

•	the Company effects a merger or consolidation with any other corporation, other than a merger or consolidation (x) which does not result in any person becoming the beneficial owner, directly or indirectly, of securities of the Company or the surviving entity representing 25% or more of the combined voting power of the Company’s (or such surviving entity’s) then outstanding securities and (y) in which a majority of the Board of Directors of the Company or such surviving entity immediately after such merger or consolidation is comprised of directors of the Company immediately prior to such merger or consolidation; or

•	the Company sells or disposes of all or substantially all of the Company’s assets.

Circumstances triggering payment of the specified benefits to these officers under these agreements include the following:

•	involuntary termination of employment (for reasons other than death, disability, retirement or cause); or

•	voluntary termination by the executive in the event of certain significant changes in the nature of such executive officer’s employment, including reductions in compensation and changes in responsibilities and authority, in each case occurring within six months prior to a change of control or within 24 months following a change in control.

Benefits made available to the executive officer under the terms of the change in control retention agreements in the event that such executive officer’s employment is terminated under the above-specified circumstances include:

•	the unpaid annual incentive for the year preceding the termination of employment, if any;

•	a pro rata amount of such executive officer’s target annual incentive for the year in which the termination of employment occurs;

•	a pro rata portion of the executive officer’s target awards under the Company’s Long-Term Incentive Compensation Plan;

•	a lump sum severance payment equal to, in Dr. Stocker’s case, three times, and with respect to the other named executive officers, two times, the sum of the executive officer’s full annual base salary and annual incentive payment, in each case in effect at the time of the change in control or the notice of termination is given (whichever date provides a higher payment). Annual incentive payment means the executive officer’s target bonus multiplied by the average of the corporate multiplier under the annual incentive plan for the three years preceding the year in which the termination of employment occurs, which for purposes of the 2004 annual bonuses includes the special performance bonus scheduled to be paid to the named executive officers in respect to 2004;

•	all amounts accrued to such executive officer under all retirement plans and all deferred compensation plans and earned by such executive officer on an annual basis consistent with WellChoice’s practice as of the date of the agreement for years ended before the year in which the date of termination occurs under any Long-Term Incentive Compensation Plan adopted by WellChoice, notwithstanding the fact that the executive officer’s employment will have terminated prior to the end of the relevant three-year period performance cycle thereunder or any vesting or other provisions of any such plan;

•	if the number of years of service is a factor in the determination of such executive officer’s benefit under any of the Company’s defined benefit retirement plans, an amount equal to any additional benefit such executive officer would be entitled to under any such plans if his or her years of service for purposes of such plans was increased by three;

•	maintenance of medical, dental, hospital and life insurance benefits to which the executive officer was entitled immediately prior to termination for a period of up to 24 months following termination;

•	certain additional “gross up” payments to cover any excise tax imposed by Section 4999 of the Code, and

•	reimbursement of legal fees and expenses, if any, incurred as a result of such termination.

Under his change in control retention agreement, for so long as that agreement is in effect, Dr. Stocker also agreed to a covenant not to compete, under which he will not, during the term of his employment and for a period of 12 months thereafter, enter into the employ of, or engage in, a business engaged in health insurance or health care services in the Northeast region of the United States or in any states in which the Company or any of its subsidiaries participates in market segments that are material to the business of the Company taken as a whole.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

John R. Gunn, a member of our board of directors, is Executive Vice President and Chief Operating Officer of Memorial Sloan-Kettering Cancer Center, which is a provider in our network. For the years ended December 31, 2004, 2003 and 2002, we made payments to Memorial Sloan-Kettering in the amount of $157.8 million, $130.6 million, and $102.0 million, respectively, for reimbursement of claims.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that officers, directors and holders of more than 10% of the common stock, referred to as Reporting Persons, file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based on a review of Section 16(a) forms filed by the Reporting Persons during the last fiscal year, the Company believes that all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

ANNUAL MEETING OF STOCKHOLDERS OF

WELLCHOICE, INC.

May 18, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. ELECTION OF DIRECTORS:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.	☐	☐	☐

3. IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

WELLCHOICE, INC.

PROXY FOR COMMON STOCKHOLDERS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 18, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned common stockholder of WellChoice, Inc. (the "Company") hereby appoints each of **Michael A. Stocker, M.D., John W. Remshard** and **Linda V. Tiano**, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the common stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of the Company to be held at The Hilton Times Square, 234 West 42nd Street, New York, New York on Wednesday, May 18, 2005 at 10:00 a.m., local time, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned common stockholder.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, "FOR" THE RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

(Continued and to be signed on the reverse side)

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